Exhibit 7.3

[THE INLAND GROUP, INC. LETTERHEAD]

May 9, 2007

Inland Real Estate Corporation

2901 Butterfield Road

Oak Brook, Illinois  60523

Attention:  Beth Sprecher Brooks, General Counsel

Dear Sirs and Mesdames:

On March 2, 2007, Inland Real Estate Corporation, a Maryland corporation (the “Company”) approved a request from The Inland Group, Inc., a Delaware corporation and its affiliates (referred to herein as the “undersigned”) to grant to the undersigned a limited waiver from the provision in the Company’s charter that prohibits any person from beneficially owning in excess of 9.8% of the outstanding shares of the common stock, $0.01 par value per share, of the Company (the “Common Stock”) (this provision of the Company’s charter is referred to herein as the “9.8% Limit”).  This waiver permits the undersigned to beneficially own up to 12% of the outstanding Common Stock provided that the undersigned enter into this agreement with respect to any shares that are purchased in excess of the 9.8% Limit.

To induce the Company to issue the waiver of the 9.8% Limit, the undersigned hereby agrees for themselves and any entity affiliated with the undersigned who may later become holders of the Company’s Common Stock, that, without the prior written consent of the Company, it will not, during the period of one year from the date of each purchase of any shares that are acquired in excess of the 9.8% Limit (the “Lock-Up Period”), (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) the exercise for cash of any stock option, provided that all shares issued upon exercise are subject to this agreement, (b) transactions relating to shares of Common Stock or other securities acquired that are not purchased pursuant to the waiver, (c) a foreclosure by a bona fide lender upon shares which on the date of this agreement are pledged to secure a loan or which are acquired after the date hereof in accordance with the terms of this agreement, provided that the undersigned used (and the undersigned hereby agrees to use) reasonable efforts to prevent such foreclosure, or (d) with respect to any individuals, the transfer of shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock to members of the undersigned’s immediate family or to trusts, the beneficiaries of which are exclusively the undersigned and members of the undersigned’s immediate family, so long as the transferee agrees to be bound by the provisions hereof.  In addition, the undersigned agrees that, without the prior written consent of the Company, it will not, during the Lock-Up Period, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, assigns and affiliates even if they are not otherwise signatories to this agreement.

Very truly yours,

DANIEL L. GOODWIN		INLAND REAL ESTATE INVESTMENT CORPORATION,
a Delaware corporation

By:	/s/ Daniel L. Goodwin	By:	/s/ Brenda G. Gujral
Name:	Daniel L. Goodwin	Name:	Brenda G. Gujral
Date:	As of March 2, 2007	Title:	President
		Date:	As of March 2, 2007
THE INLAND GROUP, INC.,
a Delaware corporation		INLAND INVESTMENT STOCK HOLDING
COMPANY,
a Nevada corporation
By:	/s/ Daniel L. Goodwin
Name:	Daniel L. Goodwin	By:	/s/ Brenda G. Gujral
Title:	President	Name:	Brenda G. Gujral
Date:	As of March 2, 2007	Title:	President
		Date:	As of March 2, 2007

ACKNOWLEDGED AND AGREED as of March 2, 2007:

INLAND REAL ESTATE CORPORATION,
a Maryland corporation

/s/ Mark E. Zalatoris
Mark E. Zalatoris
Chief Operating Officer

Inland Real Estate Corporation

September 5, 2008

Daniel L. Goodwin

The Inland Group, Inc. 2901
Butterfield Road Oak Brook,
Illinois 60523

RE:      Waiver of Stock Ownership Limit

Dear Mr. Goodwin:

This letter sets forth the agreement and understanding (the “Agreement”) between Daniel Goodwin and Inland Real Estate Corporation, a Maryland corporation (the “Company”), with respect to the waiver of the common stock ownership limitation set forth in Article VIII of the Company’s Fourth Articles of Amendment and Restatement (as amended, restated or supplemented from time to time, the “Articles”).

Article VIII, Section 2 of the Articles states that no person may own more than 9.8% (the “Ownership Limit”) of the Company’s outstanding shares of common stock, par value $0,01 per share (the “Common Stock”). Article VIII, Section 12 of the Articles, however, permits the Company’s Board of Directors (the “Board”) to waive or increase the Ownership Limit for a specific stockholder in certain limited instances.

According to your letter dated August 28, 2008, you Beneficially Owned (as that term is defined in Article VIII of the Articles) approximately 5.8 million shares of Common Stock, representing approximately 8.8% of the Company’s outstanding Common Stock at that time.

You have asked the Board to waive the Ownership Limit to allow you to acquire up to 10.7% of the Company’s shares of Common Stock. The Board, after reviewing and considering this request, has authorized the Company to grant you a waiver, subject to the terms and conditions specified below.

1.             Conditioned upon the parties being subject to a lock-up agreement, the Ownership Limit is hereby waived with respect to shares of Common Stock Beneficially Owned or to be Beneficially Owned by Daniel Goodwin; provided, however, that in no event shall Daniel Goodwin Beneficially Own at any time, either directly or indirectly, whether through affiliates (including The Inland Group, Inc.), or subsidiaries of affiliates or otherwise, more than 10.7% of the outstanding shares of Common Stock.

2.             Except as expressly provided in this Agreement or any other applicable waiver or modification of the Ownership Limit, all of the provisions of Article VIII of the Articles shall continue to apply to Daniel Goodwin and his affiliates with respect to his and their ownership of Common Stock.

2901 Butterfield Road

Oak Brook, Illinois 60523

p 888.331.4732   f 630.218.7350

www.inlandrealestate.com

3.             The parties hereto agree that money damages or other remedies at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement and that in addition to all other remedies available, the Company shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default and to other equitable relief, including, without limitation, specific performance, with a bond or other form of security not being required and specifically waived by the parties.

4.             The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without regards to its conflicts of law principles.

If the foregoing meets with your approval, please indicate your acceptance of this Agreement by countersigning a copy of this letter in the space provided below.

Very truly yours,

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark Zalatoris

Name:	Mark Zalatoris

Title	President Chief Executive Officer

Acknowledged by and
agreed, as of the date first
above written:

DANIEL L. GOODWIN

/s/ Daniel L. Goodwin